Exhibit 99.1

Highwater Ethanol, LLC would like to thank our member owners for coming to our annual meeting in February.   As was stated in our March newsletter, I would like to encourage all our member owners in the future, whether you choose to attend the annual meeting or not, to submit your ballots via proxy.  This is very important for your Board of Governors as they develop the future for Highwater Ethanol, LLC.  As most of you know the Board of Governors placed on the ballot the opportunity to increase your Board of Governors from nine {9} to twelve {12}.  This increase in number was recommended by the Board of Governors because we believe it allows for the Board of Governors to be well-rounded with experience from all walks of life.  Even though over 67% of the membership units that voted, either in person or by proxy, at the 2010 Annual Meeting, voted to support this change to the Membership Control Agreement, because of the voting requirements in our Member Control Agreement the proposed amendment failed.   For each membership unit that chose not to vote, those votes were counted as a no vote or a vote against the amendment.  Please remember that every vote in the future counts.  If you respond in the future by voting by proxy when a proxy statement is mailed to you it may save you the member owners as well as the board of Governors, time and effort spent securing the appropriate return of proxies.

Your Board of Governors is currently reviewing the Membership Control Agreement to determine whether to recommend to the members to lower the percentage of membership votes needed to hold a membership meeting to a number in the range of 35% - 40%.  Currently, we need 50.1% of the membership units represented either in person or by proxy at a meeting of the members in order to conduct business.  Originally, we believed we would have no problem in maintaining this percentage requirement, however at the 2010 Annual Meeting we only had 55% of the membership units vote.  This number is much lower than we had anticipated, and is the main reason the Board of Governors is reviewing the requirement of 50.1% needed to take any action at a meeting of the members.  As your Board of Governors and management continue to review this, we will keep you informed as to the decision.  Any modification of the percentage requirement would require a vote by the members.  So the next time a proxy statement arrives from Highwater Ethanol, LLC please take the time to vote.

Highwater Ethanol, LLC is going into our spring shut down on April 12th, 2010.  We will be doing scheduled maintenance to keep the facility running efficiently.

Ethanol margins have narrowed since January 2010, we continue to make adjustments and monitor cash flows.

As we enter the spring planting season, we wish everyone the best of luck this coming year.  Remember to be safe and make sure you take the breaks that are needed.

Regards,

Brian Kletscher, CEO/GM

Highwater Ethanol, LLC